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Exhibit 23.2

Consent of Ernst & Young LLP

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-113160, Form S-8 No. 333-60700, and Form S-8 No. 333-56370) of CH2M HILL Companies, Ltd. of our report dated February 21, 2003 (except for Note 1, as to which the date is July 8, 2003 and except for Note 15, as to which the date is February 12, 2004) with respect to the consolidated financial statements of Lockwood Greene Engineers, Inc. and Subsidiaries included in the Current Report on Form 8-K/A of CH2M HILL Companies, Ltd. dated April 20, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Greenville, South Carolina
April 20, 2004

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Consent of Ernst & Young LLP